EXHIBIT (10)J

ECOLAB
EXECUTIVE FINANCIAL COUNSELING PLAN
(Effective January 1, 1989)

ARTICLE I - Name and Purpose

1.1           Plan Name.  The name of the Plan is “Ecolab Executive Financial Counseling Plan.”

1.2           Purpose.  The purpose of the Plan is to reimburse Executive Employees of the Company for certain expenses incurred by such Executives for financial counseling.

ARTICLE II - Definitions

For purposes of this Plan, each of the terms set forth in this article shall, unless the context otherwise requires, have the meaning prescribed in this article.

2.1           Plan.  The “Plan” is the Ecolab Executive Financial Counseling Plan set forth in this instrument as it may be amended from time to time.

2.2           Company.  The “Company” is Ecolab Inc., a Delaware corporation, or its successor.

2.3           Executive.  An “Executive” is an Employee who has been selected by the Chief Executive Officer of the Company to participate in the Plan.  In the event coverage under the Plan continues for a period following the Executive’s death, the term “Executive” shall refer to the executor or other personal representative of the deceased Executive’s estate.

2.4           Annual Compensation.  An Executive’s “Annual Compensation” for a Plan Year is the rate of the Executive’s annual base compensation as of December 31 of the immediately preceding Plan Year, or, in the case of an Executive who was not an Employee on such December 31, the date he or she became an Employee.

2.5           Employee.  “Employee” is a common-law employee of the Company or of any other corporation at least fifty percent of the outstanding stock of which is owned, directly or indirectly, by the Company.

2.6           Financial Counseling.  Financial Counseling shall refer to services rendered for an Executive (or his or her estate) for financial/investment planning, estate planning, tax planning, tax return preparing and tax audit assistance by an Authorized Vendor.

2.7           Authorized Vendor.  Any accounting/tax, investing and legal vendor(s), selected at the discretion of the Executive to perform Financial Counseling, with respect to whom the Executive has provided written notice to the Administrator; provided, however, that any vendor who is not licensed in the area of expertise in which he or she practices or who is a relative of the Executive shall not be an Authorized Vendor unless the Company authorizes the use of such vendor in writing.

2.8           Annual Percentage.  The “Annual Percentage” with respect to an Executive for a Plan Year shall be an amount equal to three percent (3%) of the Executive’s applicable Annual Compensation for that Plan Year.

2.9           Annual Reimbursement Limit.  The “Annual Reimbursement Limit” with respect to an Executive for any Plan Year shall be the sum of his or her Annual Percentage for such Plan Year and for each of the two immediately preceding Plan Years, less the total amount of benefits previously paid under this Plan with respect to the Executive during the two immediately preceding Plan years.

2.10         Permanent and Total Disability.  For purposes of this Plan, an Executive shall be considered to be “Permanently and Totally Disabled” only if, by reason of bodily injury or disease, he or she is entitled to receive long-term disability benefits under the Company’s long-term disability plan.

2.11         Plan Year.  The “Plan Year” is the calendar year.

ARTICLE III - Administration

3.1           Administrator.  The Company shall be the Administrator of the Plan.  The Vice President - Corporate Human Resources of the Company (or the functional equivalent of such officer in the event the title or responsibility of that office change) shall perform the duties of the Administrator on behalf of the Company.  Such Vice President may, by written instrument, delegate any or all of the duties of the Administrator to any person who shall serve at the pleasure of such Vice President.

3.2           Duties.  The Administrator shall take such actions and adopt such rules and procedures as shall be necessary or advisable to carry out the provisions of the Plan.

3.3           Indemnification.  The Company shall indemnify the Vice President - Corporate Human Resources and each person performing duties as Administrator against all liabilities such person may incur in the administration of the Plan.  The Administrator shall be entitled to reimbursement from the Company for expenses incurred in the performance of the duties of Administrator.

3.4           Claims.  The Administrator shall give each Executive, within a reasonable time following the Executive’s submission of a request for payment of benefits, written notice of the amount of benefits to which the Executive is entitled.  The Executive may, within thirty days after receiving such notice, file with the Administrator a written objection to the Administrator’s determination of such amount.  The Administrator shall review the claim and shall respond in writing to the Executive within sixty days after receiving the objection.  If the Administrator, upon review, denies any part or all of the benefits claimed by the Executive, the Executive may, within sixty days of receiving the Administrator’s response, appeal the Administrator’s decision by written notice to the Chief Executive Officer of the Company.  Within ninety days after receiving the Executive’s notice of appeal, the Chief Executive Officer shall render a decision with respect to the claim, which decision shall be final and binding upon the Company and the Executive.

ARTICLE IV - Benefits

4.1           Coverage.

(A)          Each Executive shall be covered under the Plan as of the first date on or after the Effective Date on which he or she is an Executive.

(B)           An Executive shall cease to be covered under the Plan as of the earliest of:

(1)           The date his or her employment as an Executive ceases for any reason other than death or Permanent and Total Disability;

(2)           If the coverage under the Plan continued during a period of the Executive’s Permanent and Total Disability, the end of the twelfth month following the month in which the Permanent and Total Disability occurred or such earlier date as the Permanent and Total Disability ceases; and

(3)           If coverage under the Plan continued as a result of the Executive’s death, the end of the twelfth month following the month in which the death occurred.

4.2           Benefits.

(A)          Subject to subparagraph (B), an Executive shall be entitled to reimbursement of expenses incurred for Financial Counseling by an Authorized Vendor while the coverage under the Plan was in effect, such reimbursement not to exceed the Annual Reimbursement Limit in any Plan Year.

(B)           Notwithstanding anything to the contrary in subparagraph (A), total reimbursements with respect to eligible expenses incurred during a period of coverage continuation following death or Permanent and Total Disability of the Executive pursuant to Section 4.1 (A)(2) or (3) may be equal to, but shall not exceed, the Executive’s Annual Percentage for the Plan Year in which such death or Permanent and Total Disability occurred, irrespective of any benefits already paid for such Plan Year prior to such period of coverage continuation.

4.3           Request for Reimbursement.  Within a reasonable time following the occurrence of expenses eligible for reimbursement under this Plan, the Executive shall file with the Administrator a request for reimbursement which includes the itemized statement from the Authorized Vendor to the Executive and the Executive’s written confirmation of the accuracy of the statement, and such other information as the Administrator shall from time to time deem necessary or desirable in administering the Plan.

4.4           Payment of Benefit.  Benefit payments with respect to eligible expenses shall be made, at the discretion of the Administrator, directly to the Authorized Vendor or to the Executive (or the Executive’s estate in the event of his or her death) within a reasonable time following submission of a properly filed request for reimbursement.

4.5           Facility of Payment.  If the Administrator determines that a person entitled to benefits under the Plan is under legal disability or is otherwise unable to receipt for any benefit payment, the Administrator may, in his sole discretion, pay such benefit to a spouse, parent or adult child of such person, or to any individual whom the Administrator determines to have assumed responsibility for such person’s financial affairs.  The receipt of the distributee selected by the Administrator shall be a complete release of all claims of the person on whose behalf such payment is made and the payment to such distributee shall fully discharge the Company’s obligation under the Plan to the extent of such payment.

4.6           Non-alienation.  No Executive may in any way pledge, assign, encumber or otherwise alienate his interest in any benefit payable under the Plan.  The Company shall give no effect to any instrument purporting to alienate any person’s interest in Plan benefits.

ARTICLE V - Funding

5.1           Company Obligations.  Benefits under the Plan shall be paid directly by the Company from its general assets.  No specific property of the Company shall in any manner be dedicated to or segregated for payment of such benefits.

5.2           Executive’s Rights.  No Executive shall have any right to any specific assets of the Company under the Plan, but shall, to the extent the Company does not pay benefits when they are due, be a general creditor of the Company.

ARTICLE VI - Amendment and Termination

6.1           Amendment.  The Plan may be amended from time to time by an instrument signed by either the General Counsel or the Vice President - Corporate Human Resources of the Company (or the functional equivalent of such offices in the event the title or responsibilities of the office change).

6.2           Termination.  The Plan may be terminated at any time by an instrument signed by either the General Counsel or the Vice President - Corporate Human Resources of the Company (or the functional equivalent of such offices in the event the title or responsibilities of the office change).

6.3           Restriction.  No amendment or termination shall operate to deprive any Executive of any benefit otherwise payable during the Plan Year in which the amendment or termination occurs with respect expenses incurred by the Executive prior to the date on which the resolution amending or terminating the Plan is adopted.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and its corporate seal to be affixed this 15th day of April, 1992.

ECOLAB INC.

Attest:	/s/ Sheila B. Holt	/s/ William R. Rosengren
		By:	William R. Rosengren
Senior Vice President - Law,
General Counsel and Secretary

(Corporate Seal)